EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its First Quarter Ended December 31, 2017

MCLEAN, Va., Feb. 05, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2017.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2017	September 30, 2017	Change	% Change

Total investment income	$10,859	$10,834	$25	0.2%
Total expenses, net of credits	(5,282)	(5,348)	66	1.2
Net investment income	5,577	5,486	91	1.7
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	441	(1,337)	1,778	133.0
Net unrealized appreciation	1,142	1,294	(152)	(11.7)
Net increase in net assets resulting from operations	7,160	5,443	1,717	31.5
Weighted average yield on interest-bearing investments	12.0%	11.8%	0.2%	1.7
Total invested	$56,938	$16,643	$40,295	242.1
Total repayments and net proceeds	19,843	12,363	7,480	60.5

As of:	December 31, 2017	September 30, 2017	Change	% Change
Total investments, at fair value	$392,430	$352,373	$40,057	11.4%
Fair value, as a percent of cost	87.2%	85.6%	1.6%	1.9
Net asset value per common share	$8.48	$8.40	$0.08	1.0

First Fiscal Quarter 2018 Highlights:

  Portfolio Activity: Invested $56.3 million in seven new portfolio companies and $0.6 million in existing portfolio companies. Received $19.8 million in repayments and net proceeds from portfolio companies resulting in net originations of $37.1 million.
  Financing Activity: Sold 471,498 shares of our common stock at a weighted-average price of $9.69 per share through our at-the-market program for gross proceeds of $4.6 million.
  Recurring Distributions and Dividends: For each of October, November, and December 2017, paid monthly distributions to common stockholders of $0.07 per share. For October 2017, we paid a monthly dividend to holders of the Company’s 6.00% Series 2024 Term Preferred Stock of $0.141667 per share (which included the pro-rated period from and including the issuance date of September 27, 2017 through the full month of October). For each of November and December 2017, we paid a monthly dividend to holders of the Company’s 6.00% Series 2024 Term Preferred Stock of $0.125 per share.

First Fiscal Quarter 2018 Results:

Interest income increased by $0.4 million, or 4.4%, due to an increase in the average investment portfolio balance and an increase in the weighted average yield quarter over quarter.  This increase was offset by a decrease in other income of $0.4 million, or 69.1%, while total investment income was largely unchanged from the prior quarter.  Total expenses decreased 1.2% quarter over quarter as the decrease in dividend expenses associated with the recently issued 6.0% Series 2024 Term Preferred Stock more than offset the increase in interest expense on our line of credit.

Net Investment Income for the quarter ended December 31, 2017 was $5.6 million, or $0.21 per share, an increase of 1.7% as compared to the prior quarter.

The Net Increase in Net Assets Resulting from Operations for the quarters ended December 31, 2017 and September 30, 2017 was $7.2 million, or $0.27 per share, compared to $5.4 million, or $0.21 per share, respectively. The quarter over quarter increase was driven primarily by the $1.3 million realized loss recognized in the prior quarter in connection with the voluntary redemption of our Series 2021 Term Preferred Stock and a small increase in the net portfolio appreciation in the December 31, 2017 quarter.

Subsequent Events:  Subsequent to December 31, 2017, the following significant events occurred:

  Portfolio Activity:
    In January 2018, we invested $8.1 million in a secured first lien loan to XMedius Solutions Inc.

  Distributions and Dividends Declared: In January 2018, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
January 22, 2018	January 31, 2018	$0.07	$0.125
February 16, 2018	February 28, 2018	0.07	0.125
March 20, 2018	March 30, 2018	0.07	0.125
	Total for the Quarter	$0.21	$0.375

Comments from Gladstone Capital’s President, Bob Marcotte: “We closed our fiscal 2018 first quarter on a very positive note as our results improved due to a combination of strong asset growth, sustained investment yields, and lower average financing costs.  These factors combined to lift our net interest margin by 7.1%, compared to the prior quarter, and 24.2%, compared to the December 31, 2016 quarter, and should position us well to continue to improve on our results as the balance of our FY2018 unfolds.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, February 6, 2018, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 13, 2018.  To hear the replay, please dial (855) 859-2056 and use conference number 54344044.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through April 6, 2018.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 180 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2017, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.